Exhibit 10.1
EMPLOYMENT LETTER
This EMPLOYMENT LETTER, dated as of May 7, 2009 (the “Employment Letter”), is between A.C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (“Company”), and David Abelman (“Executive”).
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
1. Employment; Change of Control.
(a) The Company is pleased to offer Executive employment with the Company as set forth in this Employment Letter, subject to the completion of the internal review and hiring process consistent with the Company’s practices.
(b) The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Appendix I) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives if a Change of Control occurs, paragraphs 2 through 12 of this Employment Letter (except paragraph 10 which shall continue) shall be superseded by Appendix I.
2. Effectiveness. This Employment Letter shall be effective as of the date hereof.
3. Position; Start Date. Executive’s title will be Executive Vice President and Chief Marketing and Merchandising Officer. Executive will report directly to the Chief Executive Officer. Executive’s employment with the Company will begin on May 7, 2009 (the “Start Date”).
4. Base Salary. Executive’s annual base salary will be $300,000, payable in regular installments in accordance with the Company’s general payroll practices. Executive’s base salary will be subject to review annually. Executive’s first performance and salary review is currently anticipated to be in May 2010 and thereafter performance and base salary will be reviewed annually on a schedule consistent with the Company’s practice for officers (such schedule currently contemplated to be May of each year).

5. Sign-on Bonus. On the Start Date, Executive will receive a cash lump sum sign-on bonus in the amount of $200,000 (the “Sign-on Bonus”). Each month (or any portion of such month) that Executive remains employed by the Company, Executive will earn one-twenty-fourth (1/24th) of the Sign-on Bonus. If Executive resigns his employment with the Company for any reason or is terminated by the Company for cause (as defined below in paragraph 11) within twenty-four (24) months of the Effective Date, Executive will repay the unearned portion of the Sign-on Bonus to the Company.
If Executive’s employment is terminated by the Company for cause (as defined below) or by Executive without Good Reason, Executive shall repay the unearned portion of the Sign-on Bonus to Company. In the event that the Executive’s employment is terminated by the Company without cause (as defined below) or by Executive with Good Reason after the payment of the sign-on bonus, Executive shall be deemed to have earned One Hundred Percent (100%) of the Sign-on Bonus as of the effective date of the termination of his employment, and Executive shall not be required to repay any portion of the Sign-on Bonus. Notwithstanding anything to the foregoing in this paragraph or in paragraph 9 below relating to relocation, Executive shall only have the right to terminate his employment with Good Reason after the one-year anniversary of his Start Date. For purposes solely of this Employment Agreement, and without reference or relation to, or otherwise superseding the definition of Good Reason in Appendix I, Good Reason shall mean the occurrence of any one or more of the following events without Executive’s prior written consent, unless Company fully cures the circumstances constituting Good Reason (provided such circumstances are capable of cure) within thirty (30) business days of receipt of written notice of such circumstances by Company from Executive: (i) A material reduction in Executive’s titles, duties, authority and responsibilities, or the assignment to Executive of any duties materially inconsistent with Executive’s position, authority, duties or responsibilities without the written consent of Executive; (ii) Company’s reduction of Executive’s annual base salary or bonus opportunity under the Annual Incentive Plan (as defined below), each as in effect on the date hereof or as the same may be increased from time to time; (iii) the relocation of Company’s headquarters to a location more than thirty-five (35) miles from Company’s current headquarters in which Executive is employed, as contemplated by this Employment Agreement; or (iv) Company’s failure to cure a material breach of its obligations under this Employment Agreement within thirty (30) days after written notice is delivered to the Board by Executive which specifically identifies the manner in which Executive believes that Company has breached its obligations under the Agreement.
6. Annual Incentive Plan. During each fiscal year beginning in 2009 in which Executive continues to be employed by the Company, he will be entitled to participate in the Company’s annual incentive bonus plan (the “Annual Incentive Plan”) as administered and determined by the Compensation Committee of the Board of Directors. In 2007 and 2008, executive vice presidents were eligible to receive 75% of base salary at target. The Compensation Committee of the Board of Directors restructured the 2009 Annual Incentive Plan as a discretionary plan. If the Board or the Compensation Committee modifies such Annual Incentive Plan in subsequent years, Executive shall continue to participate at a level no lower than the highest level established for any Executive Vice President of the Company as administered and determined by the Compensation Committee of the Board of Directors.

7. Long-Term Incentive Compensation. Executive will be eligible to participate in the Company’s long-term incentive plan as administered and determined by the Compensation Committee of the Board of Directors. Pursuant to the Company’s 2007 Stock Incentive Plan (the “2007 Plan”), Executive will be granted 26,000 stock appreciation rights (“SARs”) and 35,000 shares of performance accelerated restricted stock (“PARS”) on the Start Date. Pursuant to the 2007 Plan, the grant of the PARS and SARs will be evidenced by, respectively, a Restricted Stock Agreement and a Stock Appreciation Rights Agreement entered into between Executive and the Company.
8. Benefits. Executive will be entitled to receive benefits generally provided to officers of the Company consistent with the Company’s practices, including without limitation, the following:
•	Medical, dental and prescription benefits.

•	Life insurance equal to 1.5 times his annual base salary, with a maximum amount of $450,000; optional voluntary life insurance.

•	Long-term disability benefits; New Jersey short-term disability benefits.

•	Participation in the Company’s 401(k) plan.

•	Vacation (three (3) weeks in 2009).

•	Cell phone/blackberry.

•	Reimbursement for business expenses/use of a corporate credit card.
9. Relocation. The Company will provide Executive with the following relocation benefits: (a) payment for temporary housing for the one hundred twenty (120) day period beginning on the Start Date (the “Relocation Period”); (b) weekly meal allowance reimbursement of up to $150.00 during the Relocation Period; (c) payment for bi-weekly round trip travel for either Executive or his spouse for the purpose of relocation investigation and house hunting during the Relocation Period; (d) arrangement and payment for the services of a moving firm in accordance with the Company’s relocation policy for a relocation that takes place within 16 months of the Start Date; (e) closing costs in an amount not to exceed $3,000 for the purchase of a new house/residence within 16 months of the Start Date; and (f) reimbursement of the commission costs on the sale of his house in Texas (the foregoing (a), (b), (c), (d), (e) and (f) are collectively referred to as the “Relocation Benefits”). All Relocation Benefit payments or in-kind benefit shall be provided during the Relocation Period and all reembursements and in-kind benefits shall comply with the requirements of paragraph 16. For each month (or any portion of such month) that Executive remains employed by the Company, Executive will earn one-twenty-fourth (1/24th) of the Relocation Benefits. If his employment is terminated by Executive for any reason or by the Company for cause (as defined below in paragraph 11) within twenty-four (24) months of the Effective Date, Executive will repay the unearned portion of the Relocation Benefits to the Company. If Executive’s employment is terminated by the Company for cause (as defined below) or by Executive without good reason (as described below), Executive shall repay the unearned portion of the Relocation Benefits to Company. In the event that the Executive is terminated by the company without cause (as defined below) or by Executive with Good Reason after the payment of the Relocation Benefits, Executive shall be deemed to have earned One Hundred Percent (100%) of the Relocation Benefits as of the effective date of the termination of his employment, and Executive shall not be required to repay any portion of the Relocation Benefits. The Relocation Period may be extended for an additional sixty (60) days in the event his house is not sold during the initial 120-day period.

10. Covenants.
(a) In consideration of the compensation to be paid to Executive as set forth in this Employment Letter, the sufficiency of which Executive hereby acknowledges, Executive agrees that for a period of twelve (12) months after termination of his employment (the “Non-Compete Period”), Executive will not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries (such businesses being the retail sale of arts and crafts and related products), as such businesses exist or are in process on the date of the termination of his employment, within a fifty (50) mile radius of any geographic location in which the Company or its subsidiaries engage in such businesses or actively plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded and which competes with the businesses of Company and its subsidiaries, so long as Executive has no direct or indirect active participation in the business of such corporation.
(b) During the Non-Compete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire an employee of the Company or any subsidiary, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or its subsidiaries).
(c) The provisions of this paragraph 10 will be enforced to the fullest extent permitted by the law in the state in which Executive resides or is employed at the time of the enforcement of the provision. If, at the time of enforcement of this paragraph 10, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this paragraph 10 are reasonable. In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 10, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 10, the Non-Compete Period shall be tolled until such breach or violation has been duly cured

11. Severance and Benefits Prior to a Change of Control. If Executive’s employment is terminated at any time by the Company without cause (as defined below) prior to a Change of Control, Executive will receive (i) severance payments in the amount of six (6) months’salary continuation at his then current rate, less any required withholdings or authorized deductions, in equal monthly installments, plus (ii) health insurance benefits pursuant to the Company’s programs as in effect from time to time, to the extent Executive participated immediately prior to the date of such termination (“Insurance Benefits”) plus (iii) pro rata bonus (as defined below). Should Executive remain continuously unemployed for six (6) months from the date of his termination, he will receive an additional month of salary continuation at his then current rate and Insurance Benefits for each month after the six (6) months that Executive remains unemployed, up to a maximum of six (6) additional months of severance in the form of salary continuation at his then current rate and Insurance Benefits. The total amount of salary continuation severance benefit to be paid pursuant to this paragraph 11 shall not equal more than twelve (12) months’ base salary at Executive’s then current rate. Likewise, Insurance Benefits will be provided for no more than twelve (12) months following the termination date. Severance benefits in the form of salary continuation shall be paid at the same time the Executive’s salary would have been paid based on the Company’s normal payroll practices had the Executive continued employment through the severance term. Severance in the form of pro rata bonus shall be paid within sixty (60) days of the effective date of termination of employment. Executive agrees to (a) actively seek employment in good faith and (b) notify the Company immediately upon obtaining employment.
Cause shall mean the a determination in good faith by the Company of either (i) failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer which specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties; provided however, that Executive shall have one opportunity to cure the failure so identified for sixty days from the written demand, or (ii) the engaging by the Executive in illegal conduct or gross misconduct, in either case, in violation of the Company’s Code of Business. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a written notice from the Chief Executive Officer, a copy of which notice has been previously delivered to the Board of Directors, finding that, in the good faith opinion of the Chief Executive Officer, the Executive is guilty of the conduct described in subsection the aforementioned sections (i) or (ii) above, and specifying the particulars thereof in detail.

Pro rata bonus shall mean the pro rata portion (calculated as if the “target” amount under such plan has been reached) under any current Annual Incentive Plan from the first day of the Company’s fiscal year of the year of termination through the termination date. No payment of any sum pursuant to this paragraph 11 will be made unless Executive shall have executed and delivered to the Company a release of any and all claims against the Company and its subsidiaries (and their respective present and former officers, directors, employees and agents), all in form and substance as provided by counsel to the Company (the “Release”) and any waiting period or revocation period provided by law for the effectiveness of the Release shall have expired without Executive having revoked the Release.
12. At Will. Executive may terminate his employment with the Company at any time and for any reason whatsoever. Likewise, the Company may terminate his employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by an officer of the Company so authorized.
13. No Confidences. During his employment, Executive shall not improperly use, communicate, disclose, provide commentary regarding or make available any proprietary information or trade secrets of any former employer or any other person or entity to whom or to which Executive has any duty of confidentiality. Further, Executive warrants that Executive shall not bring onto the Company’s premises or transfer to the Company’s electronic media any documents or information that is not generally known to the public, belonging to any former employer or other person or entity to whom or to which Executive owes a duty of confidentiality unless Executive has written consent from the former employer or other person or entity. Executive acknowledges that Executive is taking employment with the Company and is agreeing to all of the terms of this letter voluntarily and without any coercion or restraint.
14. Other Agreements. Consistent with the Company’s practices, Executive will enter into agreements relating to confidentiality and arbitration, along with equity agreements from time to time, with the Company as a condition of his employment. This Employment Letter replaces and supersedes any and all prior discussions, offers, communications or agreements of any sort whatsoever previously provided to Executive by the Company.
15. Counterparts. This Employment Letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same letter.
16. Code Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2 1/2 months) after the end of the later of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”)).
All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that an amount becomes payable to the Executive after termination of employment, the Company shall determine whether such payment is subject to the requirements of Code Section 409A (a) (2)(A)(i) and Code Section 409A (a)(2)(B)(i) (hereinafter referred to as the “Specified Employee Rule”). The Company shall make such determination and provide written notice thereof to the Executive prior to the earlier of the date that any such amounts would be paid to the Executive without regard to Code Section 409A or within thirty (30) days after his termination of employment. Upon the request of the Executive, the Company agrees to promptly provide to him such information that the Executive may reasonably request with regard to its determination. In the event that the Company determines that an amount payable to the Executive after his termination of employment is subject to the Specified Employee Rule, then no distribution of such amount shall be made to the Executive on account of his separation from service before the date which is six (6) months after the date of his separation from service (or if earlier, the date of death of the Executive) as and to the extent required under Code Section 409A. The aggregate amount that would have been payable to the Executive but for the restrictions imposed by the prior sentence shall be paid to the Executive as soon as permitted by Code Section 409A, without the imposition of excise taxes.
All expense reimbursement or in-kind benefits provided under this Agreement or, unless otherwise specified, under any Company program or policy subject to Code Section 409A shall comply with the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
IN WITNESS WHEREOF, the parties hereto have caused this Employment Letter to be duly executed and delivered as of the date first written above.

/s/ David Abelman
EXECUTIVE

A.C. MOORE ARTS & CRAFTS, INC.
By:	/s/ Rick A. Lepley
Rick A. Lepley
President and Chief Executive Officer

APPENDIX I
CHANGE OF CONTROL PROVISIONS
To Employment Letter of David Abelman (“Executive”)
If a Change of Control (as defined in this Appendix I) of the Company occurs, paragraphs 2 through 12 of the Employment Letter (except paragraph 10 which shall continue) shall be superseded by this Appendix I.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1. Effective Date.
For the purpose of this Appendix I, the “Effective Date” shall mean the date on which a Change of Control (as defined in Section 2 of this Appendix I) occurs. Anything in the Employment Letter to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of the Employment Letter and this Appendix I, the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.
2. Change of Control. For the purpose of this Appendix I and the Employment Letter, a “Change of Control” shall mean:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or
(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
3. Employment Term. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of the Employment Letter and this Appendix I, for the period commencing on the Effective Date and ending on the twelfth month anniversary of such date (the “Employment Term”). Such period may be extended in writing by the mutual agreement of the Company and Executive at any time prior to such anniversary.
4. Terms of Employment.
(a) Position and Duties.
(i) During the Employment Term, (A) the Executive’s position, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to him at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii) During the Employment Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote Executive’s best efforts and Executive’s full business time and attention to the business and affairs of the Company and its subsidiaries. During the Employment Term it shall not be a violation of this Appendix I or the Employment Letter for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Appendix I and the Employment Letter. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
(b) Compensation.
(i) Base Salary. During the Employment Term, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Term, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under the Employment Letter and this Appendix I. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in the Employment Letter and this Appendix I shall refer to Annual Base Salary as so increased. As used in this Appendix I, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
(ii) Annual Bonus; Long-term incentive plan; Benefits. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Term, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s bonus under the Company’s annual bonus plans or any comparable bonus under any predecessor or successor plan or plans, for the last full fiscal year prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year). Each such Annual Bonus shall be paid no later than March 15th of the fiscal year next following the fiscal year for which the Annual Bonus is awarded. Executive will continue to be eligible to participate in the Company’s long-term incentive plan as administered and determined by the Compensation Committee of the Board of Directors and to be entitled to receive benefits generally provided to officers of the Company consistent with the Company’s practices.

5. Termination of Employment.
(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with this Appendix I and the Employment Letter of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Appendix I and the Employment Letter, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(b) Cause. The Company may terminate the Executive’s employment during the Employment Term for Cause. For purposes of this Appendix I and the Employment Letter, “Cause” shall mean:
(i) the failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer which specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties; provided however, that Executive shall have one opportunity to cure the failure so identified for sixty days from the written demand, or
(ii) the engaging by the Executive in illegal conduct or gross misconduct, in either case, in violation of the Company’s Code of Ethical Business Conduct.
Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a written notice from the Chief Executive Officer, a copy of which notice has been previously delivered to the Board of Directors, finding that, in the good faith opinion of the Chief Executive Officer, the Executive is guilty of the conduct described in subsection 5 (b)(i) or (ii) above, and specifying the particulars thereof in detail.
(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Appendix I and the Employment Letter, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position, authority, duties or responsibilities as contemplated by Section 4(a) of this Appendix I, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Appendix I, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) of this Appendix I;
(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Appendix I; or
(v) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the this Appendix I and the Employment Letter in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(d) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the notice of termination, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.
6. Obligations of the Company upon Termination.
(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Term, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate Executive’s employment for Good Reason:
(i) the Company shall pay to the Executive in a single lump sum payment in cash within 30 days after the Date of Termination the aggregate of the following amounts:
(A) the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, plus (2) the product of (I) the target Annual Bonus paid or payable, for the most recently completed fiscal year during the Employment Term and (II) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (“Pro Rata Bonus”), plus (3) any compensation previously deferred by the Executive and not theretofore previously paid shall be paid in accordance with the terms of the plan pursuant to which deferral was made and (4) the amount equal to the Executive’s Annual Base Salary through the twelfth month anniversary of the Date of Termination.

(ii) The Company shall provide all benefits as are, from time to time, maintained for officers of the Company, including without limitation, medical and other insurance plans to the Executive through the twelfth month anniversary of the Date of the Termination of Executive’s employment pursuant to or, if not pursuant to, which are substantially equal to the Company’s insurance programs in effect and to the extent Executive participated immediately prior to the date of such termination, provided that if the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) applies to the provision of health insurance benefits for any part of the period of benefit continuation provided for by this paragraph, Executive will make all necessary elections and such benefits will run concurrently with and satisfy the continuation coverage requirements of this paragraph for the period to which COBRA applies.
No payment of any sum nor the receipt of any benefit shall be due to Executive under this Section 6(a) unless and until Executive shall have executed and delivered to the Company a release of any and all claims against the Company and its subsidiaries (and their respective present and former officers, directors, employees and agents — collectively the “Released Parties”) and a covenant not to sue the Released Parties, all in form and substance as provided by counsel to the Company (the “Release”) and any waiting period or revocation period provided by law for the effectiveness of such Release shall have expired without Executive’s having revoked such Release. In the event Executive shall decline or fail for any reason to execute and deliver such Release, the Executive shall be entitled to receive only those amounts provided pursuant to Section 6(d) provided for an Executive whose employment is terminated by the Company for Cause or by Executive without Good Reason.
(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Term, this Appendix I and the Employment Letter shall terminate without further obligations to the Executive’s legal representatives under this Appendix I and the Employment Letter, except that Executive, or Executive’s estate if applicable, shall be entitled to receive the sum of (i) Executive’s Annual Base Salary through the Date of Termination, (ii) Executive’s Pro Rata Bonus (as defined in Section 6(a)(i)(A)(2)) and (iii) the timely payment or provision of any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies. The amounts set forth in Section 6(b)(i) and (ii) shall be paid to the Executive’s estate, as applicable, in a lump sum in cash within 30 days of the Date of Termination.
(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Term, this Appendix I and the Employment Letter shall terminate without further obligations to the Executive, except that Executive shall be entitled to receive the sum of (i) Executive’s Annual Base Salary through the Disability Effective Date and (ii) Executive’s Pro Rata Bonus (as defined in Section 6(a)(i)(A)(2)) and (iii) the timely payment or provision of other benefits required to be paid or provided to Executive or which Executive is eligible to receive under any plan, program, practices or policies relating to disability of the Company and its affiliated Companies. The amounts set forth in Section 6(c)(i) and (ii) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or Executive voluntarily terminates employment without Good Reason during the Employment Term, this Appendix I and the Employment Letter shall terminate without further obligations to the Executive other than for the Executive’s Annual Base Salary through the Date of Termination and timely payment or provision of any other applicable benefits, in each case to the extent theretofore unpaid.
7. Options, SARs and Restricted Stock. All options to purchase and stock appreciation rights in common stock in the Company and the grants of common stock in the Company with vesting restrictions held by Executive on the date of a Change of Control shall immediately be deemed vested and the options and stock appreciation rights shall immediately become exercisable on the date of the Change in Control and Executive shall have until the end of the applicable original term of each such option and stock appreciation right to exercise such option and stock appreciation right; provided, however, that if Executive’s employment with the Company is terminated for any reason (other than Cause) after the Change in Control, Executive shall have until the earlier of (1) the end of the applicable original term of each such option and stock appreciation right and (2) 18 months after the Date of Termination to exercise each such option and stock appreciation right post-termination. In the event that Executive’s employment with the Company is terminated for Cause, all options, stock appreciation rights and unvested restricted stock held by Executive shall terminate immediately.
8. Nonexclusivity of Rights. Nothing in this Appendix I or the Employment Letter shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the date of termination of employment shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Appendix I and the Employment Letter.
9. Code Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2 1/2 months) after the end of the later of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”)).

All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that an amount becomes payable to the Executive upon termination of employment, the Company shall determine whether such payment is subject to the requirements of Code Section 409A (a) (2)(A)(i) and Code Section 409A (a)(2)(B)(i) (hereinafter referred to as the “Specified Employee Rule”). The Company shall make such determination and provide written notice thereof to the Executive prior to the earlier of the date that any such amounts would be paid to the Executive without regard to Code Section 409A or within thirty (30) days after his termination of employment. Upon the request of the Executive, the Company agrees to promptly provide to him such information that the Executive may reasonably request with regard to its determination. In the event that the Company determines that an amount payable to the Executive after his termination of employment is subject to the Specified Employee Rule, then no distribution of such amount shall be made to the Executive on account of his separation from service before the date which is six (6) months after the date of his separation from service (or if earlier, the date of death of the Executive) as and to the extent required under Code Section 409A. The aggregate amount that would have been payable to the Executive but for the restrictions imposed by Code Section 409A shall be paid to the Executive as soon as permitted by Code Section 409A without the imposition of excise taxes.
All expense reimbursement or in-kind benefits provided under this Agreement or, unless otherwise specified, under any Company program or policy subject to Code Section 409A shall comply with the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
10. Code Section 280G. If it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee under this Agreement or any other arrangements between the parties would be subject to the deduction limitations and excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code, (including any applicable interest and penalties, the “Excise Tax”), then the parties agree that the Company shall reduce the aggregate amount of all such payments or distributions or other arrangements as may be necessary to avoid the application of any Excise Tax.

15